EXHIBIT 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2014 Fourth Quarter and Full Year Results

OMAHA, Neb., October 9, 2014—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fourth quarter ended August 31, 2014.

Fourth Quarter Results

Fourth quarter fiscal 2014 revenues were $147.5 million versus $148.4 million of revenues in the same prior year period. Net earnings were $11.3 million or $0.89 per diluted share compared with $10.4 million or $0.81 per diluted share in the prior year.

Total irrigation equipment revenues decreased 2 percent to $125.8 million from $128.2 million in the prior fiscal year’s fourth quarter. U.S. irrigation revenues of $70.7 million increased 31 percent with sales resulting from storm damage contributing an incremental $15 million to $20 million to fourth quarter revenue. International irrigation revenues of $55.1 million decreased 26 percent as the Iraq contract contributed $17 million in revenues to the prior year fourth quarter. Excluding the impact of these two items as well as the incremental revenue from the Lakos acquisition, fourth quarter irrigation revenues would have declined approximately 11 percent. Infrastructure revenues increased 7 percent to $21.7 million with increases in road safety and rail product lines.

Gross margin was 27.1 percent of sales compared to 26.0 percent of sales in the prior year’s fourth quarter. Gross margin in irrigation increased by approximately 2 percentage points primarily due to the mix of sales. Infrastructure gross margins decreased by approximately 3 percentage points also primarily due to sales mix.

Operating expenses were $23.7 million compared to $22.8 million in the same prior year period. Excluding the acquired Lakos filtration business, operating expenses decreased $1.1 million with the largest decreases in incentive compensation and Iraq project fees. Operating expenses including Lakos were 16.1 percent of sales in the fourth quarter of fiscal 2014 compared with 15.3 percent of sales in the prior year period. Operating margins were 11.0 percent in the fourth quarter, versus 10.6 percent in the prior year period.

Cash and cash equivalents of $171.8 million were $19.9 million higher compared to the end of the prior fiscal year. During the quarter the Company repurchased 290,275 shares for $23.3 million. In fiscal 2014 the Company repurchased 497,899 shares for $41.1 million.

Backlog of unshipped orders at August 31, 2014 was $79.6 million compared with $66.5 million at August 31, 2013 and $73.6 million at May 31, 2014. The current year infrastructure backlog includes a $12.7 million Road Zipper System order for the Golden Gate Bridge which is expected to be recognized in revenue in fiscal 2015.

Twelve Month Results

Total revenues for the year ended August 31, 2014 were $617.9 million, a 11 percent decrease from $690.8 million of revenues in the same prior year period. Net earnings were $51.5 million or $4.00 per diluted share compared with $70.6 million or $5.47 per diluted share in the prior year.

Total irrigation equipment revenues decreased 14 percent to $539.9 million from $626.0 million during the prior fiscal year. U.S. irrigation revenues of $331.5 million declined 14 percent, while international irrigation revenues of $208.4 million decreased 13 percent due primarily to near-completion of the Iraq project in fiscal 2013. Infrastructure revenues increased 20 percent to $78.0 million.

Outlook

Rick Parod, president and chief executive officer, commented, “Incremental sales resulting from Spring and Summer storms in the U.S. Midwest softened the negative impact of the decline in commodity prices in the quarter. It is too early to predict the effect the lower commodity prices and projected reductions in farm income will have in fiscal 2015, however the expected conditions position the U.S. irrigation markets lower, while we expect further improvements in sales and profits in our infrastructure segment.”

Parod continued, “Longer term, drivers for the Company’s markets of population growth, expanded food production and efficient water use, and infrastructure upgrades and expansion support our expectation for growth. In fiscal 2015 we plan to continue to invest in expanding our competitive advantage in product and service offerings, our global market position, as well as in further capacity expansion in international markets. In addition, we will continue to execute against the capital allocation plan announced in January 2014.”

Fourth-Quarter Conference Call

Lindsay’s fiscal 2014 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 13335908. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At August 31, 2014 Lindsay had approximately 12.4 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended August 31,		Years ended August 31,
(in thousands, except per share amounts)	2014	2013	2014	2013
Operating revenues	$147,522	$148,397	$617,933	$690,848
Cost of operating revenues	107,599	109,820	446,938	496,014

Gross profit	39,923	38,577	170,995	194,834

Operating expenses:
Selling expense	9,040	8,942	38,284	32,937
General and administrative expense	12,129	11,385	43,228	43,441
Engineering and research expense	2,523	2,449	11,125	11,395

Total operating expenses	23,692	22,776	92,637	87,773

Operating income	16,231	15,801	78,358	107,061
Interest expense	(47)	(46)	(187)	(304)
Interest income	142	129	729	496
Other (expense) income, net	223	(198)	(245)	54

Earnings before income taxes	16,549	15,686	78,655	107,307
Income tax expense	5,220	5,258	27,143	36,737

Net earnings	$11,329	$10,428	$51,512	$70,570

Earnings per share:
Basic	$0.89	$0.81	$4.01	$5.50
Diluted	$0.89	$0.81	$4.00	$5.47
Shares used in computing earnings per share:
Basic	12,686	12,865	12,832	12,830
Diluted	12,744	12,943	12,882	12,901
Cash dividends declared per share	$0.270	$0.130	$0.920	$0.475

Lindsay Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(unaudited)

	August 31,	August 31,
(in thousands, except par values)	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$171,842	$151,927
Receivables, net	94,135	120,291
Inventories, net	71,696	68,607
Deferred income taxes	17,714	12,705
Other current assets	18,671	15,261

Total current assets	374,058	368,791
Property, plant and equipment, net	72,457	65,064
Intangible assets, net	31,980	36,007
Goodwill	37,021	37,414
Other noncurrent assets, net	11,035	5,020

Total assets	$526,551	$512,296

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$42,424	$42,276
Other current liabilities	73,943	59,816

Total current liabilities	116,367	102,092
Pension benefits liabilities	6,600	6,324
Deferred income taxes	12,992	15,415
Other noncurrent liabilities	7,945	7,827

Total liabilities	143,904	131,658

Shareholders’ equity:
Preferred stock	—	—
Common stock	18,636	18,571
Capital in excess of stated value	52,866	49,764
Retained earnings	445,366	405,580
Less treasury stock	(132,020)	(90,961)
Accumulated other comprehensive loss, net	(2,201)	(2,316)

Total shareholders’ equity	382,647	380,638

Total liabilities and shareholders’ equity	$526,551	$512,296

Lindsay Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)	Years Ended August 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$51,512	$70,570
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	14,793	12,600
Provision for uncollectible accounts receivable	2,225	1,543
Deferred income taxes	(8,195)	(3,237)
Share-based compensation expense	4,207	4,573
Other, net	(465)	(1,014)
Changes in assets and liabilities:
Receivables	24,751	(36,557)
Inventories	(2,724)	(10,020)
Other current assets	(3,092)	(4,054)
Accounts payable	(623)	9,188
Other current liabilities	8,954	14,578
Current taxes payable	5,706	(892)
Other noncurrent assets and liabilities	(5,251)	227

Net cash provided by operating activities	91,798	57,505

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(17,715)	(11,136)
Proceeds from sale of property, plant and equipment	34	22
Acquisition of business, net of cash acquired	—	(29,007)
Proceeds from settlement of net investment hedges	1,245	1,944
Payments for settlement of net investment hedges	(2,040)	(2,904)

Net cash used in investing activities	(18,476)	(41,081)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	455	2,036
Common stock withheld for payroll tax withholdings	(2,027)	(2,441)
Principal payments on long-term debt	—	(4,285)
Excess tax benefits from share-based compensation	762	2,800
Repurchase of common shares	(41,059)	—
Dividends paid	(11,726)	(6,105)

Net cash used in financing activities	(53,595)	(7,995)

Effect of exchange rate changes on cash and cash equivalents	188	54

Net change in cash and cash equivalents	19,915	8,483
Cash and cash equivalents, beginning of period	151,927	143,444

Cash and cash equivalents, end of period	$171,842	$151,927